Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Elif McDonald

elif.mcdonald@valeant.com

514-856-3855

877-281-6642 (toll free)

Media:

Renée Soto

or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080

VALEANT REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

AND PROVIDES 2017 GUIDANCE

•	Total Revenues of $2.4 billion for Q4 2016 and $9.7 billion for FY 2016

•	GAAP EPS of $(1.47) for Q4 2016 and $(6.94) for FY 2016

•	Adjusted EPS (non-GAAP) of $1.26 for Q4 2016 and $5.47 for FY 2016

•	GAAP Net (Loss) Income of $(515) million for Q4 2016 and $(2.4) billion for FY 2016

•	Adjusted EBITDA (non-GAAP) of $1.05 billion for Q4 2016 and $4.3 billion for FY 2016

•	GAAP Cash Flow from Operations of $513 million for Q4 2016 and $2.1 billion for FY 2016

LAVAL, Quebec, February 28, 2017 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) (“Valeant” or the “Company” or “We”) today announced fourth quarter and full year 2016 financial results.

“Today, we announced financial results that delivered on expectations and demonstrated our commitment to creating the new Valeant, said Joseph C. Papa, Chairman and Chief Executive Officer. “Over the past few months, our teams worked to stabilize and strengthen our core businesses, resolve legacy issues, improve operational processes, launch new products, and improve the balance sheet and capital structure. We paid all 2017 amortizations and reduced debt by $519 million in the fourth quarter. We agreed to divest a number of assets, including several skincare brands, our Dendreon business and smaller international interests. The U.S. Food and Drug Administration (FDA) approved our new psoriasis treatment, SILIQ™, and we resubmitted our glaucoma treatment, latanoprostene bunod in February 2017.

“Bill Humphries recently joined our Dermatology business as Executive Vice President and we believe he has the talent and experience to grow the business. With our Walgreens fulfillment arrangement, we continue to see improvements in average sales prices (ASP) that are encouraging to us. We have worked to stabilize our sales force, while also expanding it to include primary care physicians to help us reach patients whose lives we believe can be improved with our healthcare products. We are pleased to report that the remediation at the Bausch + Lomb manufacturing site in Tampa was recently completed. Now, more than ever, we believe that with the right people, products and processes in place, we are well poised for a turnaround in 2017; we have a lot to look forward to and are excited about the future.”

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

Total Revenues

Total Revenues in the fourth quarter of 2016 were $2,403 million as compared to $2,758 million in the fourth quarter of 2015, reflecting a decline of 13%. The decrease was primarily driven by a reduction in product sales from the existing business (excluding effects from acquisitions, foreign currency and divestitures and discontinuations) of $310 million and the negative impact of foreign currency exchange of $43 million, most notably from the Egyptian pound, which was significantly devalued in November 2016. Revenues in the quarter were further impacted by a drop in realized pricing by 3%, along with divestitures and discontinuations of $16 million. These declines were partially offset by incremental product sales of $13 million from acquisitions.

Total Revenues for the full year 2016 were $9,674 million as compared to $10,447 million for 2015, reflecting a decrease of 7%. The decrease was primarily driven by a decline in product sales from our existing business (excluding effects from acquisitions, foreign currency and divestitures and discontinuations) of $1,277 million, the unfavorable impact of foreign currencies on our existing business of $137 million, the impact of divestitures and discontinuations of $80 million, and a decline in other revenues of $15 million. These decreases were offset by incremental product sales of $735 million from acquisitions.

Segment Revenues

The Bausch + Lomb / International Segment

The Bausch + Lomb/International segment reported fourth quarter 2016 revenues of $1,176 million as compared to $1,187 million in the fourth quarter of 2015. Fourth quarter results reflected incremental revenue gains and slight volume increases from the U.S. Consumer business and Asia Pacific region that were offset by declines in other business units within the segment, as well as by the negative impact of foreign exchange.

Full year 2016 revenues in the Bausch + Lomb/International segment were $4,607 million as compared to $4,603 million for 2015. The segment, which contributed 48% of total company revenues in 2016, reflected product sales of $239 million from acquisitions in 2015, a net increase in product sales revenue from our existing businesses (excluding effects from acquisitions, foreign currency, and divestitures and discontinuations), driven by volume of $31 million.

Increased volumes driven by gains in U.S. Consumer and China were partially offset by declines in Europe resulting from our targeted inventory reductions in Poland and Russia.

2 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

During 2016, the segment was also impacted by the unfavorable impact of foreign currencies of $126 million, a net decrease in product sales revenue from our existing business driven by a decrease in average realized pricing of $98 million and a negative impact from divestitures and discontinuations of $36 million.

The Branded Rx Segment

The Branded Rx segment delivered fourth quarter 2016 revenues of $829 million as compared to $1,002 million in the fourth quarter of 2015. The shortfall in quarterly revenues as compared to the same period in the prior year was due to declines driven mainly by our Salix and Dermatology business. Results in the quarter also reflected lower average realized pricing impacted by managed care rebates, and increased generic competition.

Full year 2016 revenues in the Branded Rx segment were $3,148 million as compared to $3,582 million for 2015. The segment, which contributed 33% of total company revenues in 2016, reflected a decline in product sales revenue from our existing business, driven by a decrease in average realized pricing of $431 million and a decrease in volume of $357 million. These factors were partially offset by product revenues of $383 million from acquisitions in 2015, primarily the acquisition of Salix Pharmaceuticals, Ltd. (the “Salix Acquisition”) and the acquisition of certain assets of Dendreon Corporation.

The decrease in average realized pricing was primarily attributable to higher managed care rebates and lower price appreciation credits particularly in the Dermatology and Salix businesses, and the fulfillment arrangement with Walgreens. The decrease in volumes was driven by the Dermatology business, most notably by Jublia®, Solodyn® and Ziana®, which have experienced lower volumes since the change in our fulfillment model. Generic competition was also a factor in volume declines as certain products lost exclusivity, such as Glumetza® and Zegerid® in our Salix business unit and Ziana® in our Dermatology business unit.

During 2016, the segment was also impacted by a decrease associated with divestitures and discontinuations of $22 million and the unfavorable impact of foreign currencies on our existing Canadian business of $11 million.

The U.S. Diversified Products Segment

The U.S. Diversified Products segment reported fourth quarter 2016 revenues of $398 million as compared to $568 million in the fourth quarter of 2015. The shortfall in quarterly revenues as compared to the prior year was primarily driven by lower volumes in Neurology. Results in the quarter also reflected declines in average realized pricing as a result of higher managed care rebates, as well as increased generic competition.

Full year 2016 revenues for the U.S. Diversified Products segment were $1,919 million as compared to $2,262 million for 2015. The segment, which contributed 19% of total company revenues in 2016, reflected a decline in product sales revenue from our existing business of $422 million, primarily driven by a decrease in volume of $299 million, and a decrease in average realized pricing of $123 million.

3 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

These factors were partially offset by incremental product sales revenue in 2016, related to the 2015 acquisition of certain assets of Marathon Pharmaceuticals, LLC (mainly driven by Isuprel® and Nitropress® product sales) and other acquisitions of $113 million.

The decrease in volume was mainly driven by generic competition to our Neurology products (Xenazine®, Mestinon®, Ammonul® and Sodium Edecrin®). The decrease in average realized pricing was attributable to our Neurology products and is the result of higher managed care rebates, lower price appreciation credits, and higher group purchasing organization chargebacks on Nitropress® and Isuprel®. The segment was also affected by a decrease in contribution associated with divestitures and discontinuations of $22 million.

Operating Expenses

Cost of Goods Sold (COGS)

Total GAAP COGS was $665 million for the fourth quarter 2016 as compared to $730 million in the fourth quarter of 2015. Full year 2016 total GAAP COGS was $2,611 million as compared to $2,585 million for 2015.

As a percentage of total revenues, GAAP COGS was 28% in the fourth quarter of 2016, as compared to 26% in the same period in 2015, an increase of 2%. Full year 2016 GAAP COGS as a percentage of total revenues came in at 27% as compared to 25% in 2015, an increase of 2%.

Adjusted COGS (non-GAAP) for the fourth quarter came in at $666 million as compared to $672 million in 2015. Full year 2016 Adjusted COGS (non-GAAP) were $2,557 million as compared to $2,402 million for 2015, an increase of $155 million, or 6%.

As a percentage of total revenues, Adjusted COGS (non-GAAP) was 28% in the fourth quarter of 2016, as compared to 24% in the same period in 2015, an increase of 4%. Full year 2016 Adjusted COGS (non-GAAP) as a percentage of total revenues were 26% as compared to 23% in 2015, an increase of 3%.

For both GAAP COGS and Adjusted COGS (non-GAAP), the increase in year-over-year expenses, as a percentage of total revenues, was primarily driven by a decrease in average realized pricing across all of our segments. The increase was also attributable to an unfavorable change in product mix, as, in 2016, a greater percentage of our revenue was attributable to the Bausch + Lomb/International segment, which generally has lower gross margins than the balance of the Company’s product portfolio.

These increases were partially offset by lower acquisition accounting related adjustments to inventory expensed in 2015, primarily related to the fair value step-up in inventories acquired in the Salix Acquisition and other acquisitions.

4 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

Selling, General and Administrative (SG&A)

Total GAAP SG&A was $665 million for the fourth quarter of 2016 as compared to $743 million in the fourth quarter of 2015. Full year 2016 total GAAP SG&A was $2,810 million as compared to $2,700 million for 2015.

As a percentage of total revenues, GAAP SG&A was 28% in the fourth quarter of 2016, as compared to 27% in the same period in 2015, an increase of 1%. Full year 2016 GAAP SG&A as a percentage of total revenues were 29% as compared to 26% in 2015, an increase of 3%.

Adjusted SG&A (non-GAAP) expenses in the fourth quarter of 2016 came in at $658 million as compared to $682 million in the fourth quarter of 2015. Full year 2016 Adjusted SG&A (non-GAAP) was $2,698 million as compared to $2,611 million for 2015.

As a percentage of total revenues, Adjusted SG&A (non-GAAP) was 27% in the fourth quarter of 2016, as compared to 25% in the same period in 2015, an increase of 2%. Full year 2016 Adjusted SG&A (non-GAAP) as a percentage of total revenues were 28% as compared to 25% in 2015, an increase of 3%.

For both GAAP SG&A and Adjusted SG&A (non-GAAP), the increase in expenses, as a percentage of total revenues, were primarily driven by expenses related to acquisitions, severance payments to former employees as well as fees related to the recruiting and on boarding of new staff. The increase also reflected professional fees in connection with recent legal and governmental proceedings, investigations and information requests relating to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices, and increases in legal and professional fees in connection with ongoing corporate and business matters.

These factors were partially offset by a net decrease in advertising and selling expenses, primarily driven by decreases in promotion and advertising in our Dermatology and Salix businesses and partially offset by an increase to our reserve for sales returns and allowances recorded in the fourth quarter.

Research and Development (R&D)

Total GAAP R&D was $93 million for the fourth quarter of 2016 as compared to $95 million in the fourth quarter of 2015. Full year 2016 total GAAP R&D was $421 million as compared to $334 million for 2015.

As a percentage of total revenues, GAAP R&D was 4% in the fourth quarter of 2016, as compared to 3% in the same period in 2015, an increase of 1%. Full year 2016 GAAP R&D as a percentage of total revenues were 4% as compared to 3% in 2015, an increase of 1%.

Adjusted R&D (non-GAAP) expenses for the fourth quarter of 2016 were $93 million as compared to $95 million in the fourth quarter of 2015. Full year 2016 Adjusted R&D (non-GAAP) expenses were $404 million as compared to $333 million for 2015.

5 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

As a percentage of total revenues, Adjusted R&D (non-GAAP) was 4% in the fourth quarter of 2016, as compared to 3% in the same period in 2015, an increase of 1%. Full year 2016 Adjusted R&D (non-GAAP) as a percentage of total revenues were 4% as compared to 3% in 2015, an increase of 1%.

For both GAAP R&D and Adjusted R&D (non-GAAP), the year-over-year increases in expenses, as a percentage of total revenues, was driven by our focus to maximize the value of our core segments. To bring out additional value in our core Branded Rx segment, we dedicated additional resources to enhance our Dermatology and Gastrointestinal (GI) portfolios. To bring out additional value in our core Bausch + Lomb/International segment, we dedicated additional resources to enhance our eye health and vision care portfolios.

GAAP Operating Income (Loss)

Operating income for the fourth quarter of 2016 was $151 million as compared to $168 million for the fourth quarter of 2015. Fourth quarter operating income reflected a decrease in contribution margin as a result of the decline in product sales from the existing business, the unfavorable impact of foreign currency, net incremental goodwill impairment charges, and the impact of divestitures and discontinuations.

Full year 2016 operating loss was $566 million as compared to operating income for 2015 of $1,527 million, a decrease of $2,093 million. Full year 2016 results reflected a decrease in contribution from our existing business, which was partially offset by incremental contribution from acquisitions. Operating income was further impacted in 2016 by an increase in SG&A and R&D expenses, an increase in amortization of intangible assets and goodwill impairments, a decrease in restructuring and integration costs, a decrease in in-process R&D costs and post-combination expenses.

GAAP Net Income (Loss)

Net loss for the fourth quarter of 2016 was $(515) million as compared to a net loss of $(385) million in the fourth quarter of 2015, an increase of $130 million. In addition to the increase in our operating loss of $17 million, the increase in Net loss was primarily driven by increases in interest expense of $34 million, foreign exchange loss and other of $43 million, and provisions for income taxes of $33 million.

For full year 2016, Net loss was $2,409 million as compared to $292 million in 2015, an increase of $2,120 million. The increase is primarily attributable to the increase in loss before income taxes of $2,280 million. The 2016 net loss includes a recovery of income taxes of $27 million while the 2015 net loss includes a provision for income taxes of $133 million.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA (non-GAAP) for the fourth quarter of 2016 came in at $1,045 million as compared to $1,374 million for the fourth quarter of 2015. Full year 2016 Adjusted EBITDA (non-GAAP) was $4,305 million as compared to $5,369 million in 2015.

6 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

Adjusted Net Income (non-GAAP)

Adjusted net income (non-GAAP) in the fourth quarter of 2016 was $441 million as compared to $542 million in the fourth quarter of 2015. Full year 2016 Adjusted net income (non-GAAP) was $1,916 million as compared to $2,841 million in 2015.

GAAP Earnings Per Share (EPS)

GAAP EPS for the fourth quarter of 2016 came in at $(1.47) as compared to $(1.12) in the fourth quarter of 2015. Full year 2016 GAAP EPS were $(6.94) as compared to $(0.85) for 2015.

Adjusted EPS (non-GAAP)

Adjusted EPS (non-GAAP) for the fourth quarter of 2016 came in at $1.26 as compared to $1.55 in the fourth quarter of 2015. Full year 2016 Adjusted EPS (non-GAAP) were $5.47 as compared to $8.14 for 2015.

GAAP Cash Flow from Operations

Net cash provided by operating activities for the fourth quarter of 2016 was $513 million as compared to $598 million for the fourth quarter of 2015, reflecting a decline of 14%. The decrease was primarily driven by the decrease in contribution margin as a result of the decline in product sales from our existing business partially offset by lower cash operating expenses.

Full year 2016 net cash provided by operating activities was $2,087 million as compared to $2,257 million in 2015 respectively, reflecting a decline of 8%. The decrease was primarily driven by lower operating cash flows generated from our existing business primarily attributable to a decrease in contribution in the Branded Rx segment and the U.S. Diversified segment and was primarily attributable to lower average realized pricing and lower volumes from our existing business of $652 million and $625 million, respectively, which was partially offset by incremental product sales from acquisitions of $735 million.

Results were further impacted by an increase in interest paid of $449 million due to higher borrowings, primarily resulting from the issuances of debt in connection with the Salix Acquisition and an increase in interest rates applicable to our term loans and borrowings under our revolving credit facility under our senior secured credit facilities as a result of amendments in 2016.

2017 Full Year Guidance:

Valeant has provided guidance for 2017 as follows:

•	GAAP Total Revenues in the range $8.90 billion - $9.10 billion,
•	Adjusted EBITDA (non-GAAP) in the range of $3.55 billion - $3.70 billion

7 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

Other than with respect to GAAP Total Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where there are not expected to be significant acquisitions or divestitures, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, that would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation settlements) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The Company is no longer providing guidance with respect to Adjusted Net Income or Adjusted EPS.

Conference Call Details

Date	Tuesday, February 28, 2017
Time	8:00 a.m. ET
Webcast	http://ir.valeant.com/events-and-presentations
Participant Event Dial-in	(877) 876-8393 (North America)
(443) 961-0178 (International)
Participant Passcode	63999208
Replay Dial-in	(855) 859-2056 (North America)
(404) 537-3406 (International)
Replay Passcode	63999208 (replay available until 03/31/2017)

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Valeant’s future prospects and performance (including the Company’s guidance with respect to GAAP Total Revenues and Adjusted EBITDA (non-GAAP) (as discussed and defined below)) and the Company’s plans and expectations for 2017. Forward-looking statements may generally be identified by

8 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in Valeant’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

Non-GAAP Information

Recent Evaluation of Financial Performance Measures

Recently, the Company’s new management team undertook an evaluation of how it would measure the financial performance of the Company going forward. In evaluating its financial performance measures, the Company considered its recent changes to its strategy (which included a transition away from growth by acquisition with a greater focus on R&D activity, strengthening of the balance sheet through the paydown of debt and rationalization of the product portfolio through divestitures of non-core assets) and sought to identify performance measures that best reflected the Company’s current business operations, strategy and goals. As a result of that evaluation, new management identified the following primary financial performance measures for the Company: GAAP Revenues (measure for both guidance and actual results), GAAP Net Income (measure for actual results), Adjusted EBITDA (non-GAAP) (measure for both guidance and actual results) and GAAP Cash Flow from Operations (measure for actual results). These measures were selected as the Company believes that these measures most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. For example, the Company believes that adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and true business performance, while GAAP revenue focuses management on the overall growth of the business.

These new measures will be used on a going forward basis, commencing with 2017 guidance. For the purposes of the Company’s actual results for the full year 2016 and the fourth quarter ended December 31, 2016, the Company will continue to use the financial performance measures it has historically used, following which the Company will discontinue the use of certain of these historic measures, such as Adjusted EPS (non-GAAP) and Adjusted Net Income (non-GAAP).

Use of Non-GAAP Generally

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures including (i) Adjusted Earnings per Share (“EPS”) (non-GAAP), (ii) Adjusted Net Income (non-GAAP), (iii) Adjusted EBITDA (non-GAAP), (iv) Adjusted Cost of Goods (COGS) (non-GAAP), (v) Adjusted Selling, general and

9 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

administrative (SG&A) (non-GAAP), and (vi) Adjusted Research & Development (“R&D) (non-GAAP). These measures do not have any standardized meaning under GAAP and other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. Other than with respect to GAAP Total Revenues, the Company only provides guidance on a non-GAAP basis and does not provide reconciliations of Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. In periods where there are not expected to be significant acquisitions or divestitures, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, that would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (e.g., restructuring, gain or loss on extinguishment of debt and litigation settlements) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in GAAP net income (loss) being materially less than projected adjusted EBITDA (non-GAAP).

Management uses these non-GAAP measures as key metrics in the evaluation of Company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors. However, non-GAAP financial measures are not prepared in accordance with GAAP, as they exclude certain items as described herein. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Specific Non-GAAP Measures

Adjusted EPS (non-GAAP) and Adjusted Net Income (Loss) (non-GAAP)

Historically and for the current reporting period, management has used adjusted EPS (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income (loss) (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. In addition, historically (including with respect to 2016), cash bonuses for the Company’s

10 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

executive officers were based, in part, on the achievement of certain adjusted EPS (non-GAAP) targets. Such non-GAAP measures exclude the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing these non-GAAP measures, it was management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It was management belief that these measures were also useful to investors as such measures allowed investors to evaluate the Company’s performance using the same tools that management had used to evaluate past performance and prospects for future performance. Accordingly, it was the Company’s belief that adjusted net income (loss) (non-GAAP) and adjusted EPS (non-GAAP) were useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income and GAAP EPS were significantly lower than our adjusted net income (non-GAAP) and adjusted EPS (non-GAAP). As indicated above, following an assessment of the Company’s financial performance measures, new management of the Company identified certain new primary financial performance measures that will be used to assess Company financial performance going forward. As a result, following the current reporting period, the Company will no longer use or rely on these two non-GAAP measures (Adjusted EPS and Adjusted Net Income) in assessing the financial performance of the Company.

Adjusted EPS (non-GAAP) and adjusted net income (non-GAAP) reflect adjustments based on the following items:

•	Acquisition- related adjustments excluding amortization of finite-lived assets: The Company has excluded the impact of fair value inventory amortization step-up resulting from acquisitions as the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.

•	Amortization of finite-lived intangible assets: The Company has excluded the impact of amortization of finite-lived intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•

Goodwill Impairment: The Company has excluded the impact of goodwill impairment, which is a one-time charge. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the assets acquired, the remaining purchase price is booked as goodwill. Goodwill is written off when an impairment test indicates that the value of the assets

11 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

acquired has been reduced. For assets that we developed ourselves, no goodwill is booked. We exclude goodwill impairment charges because they are one-time, non-recurring and because they are impacted by the timing and size of acquisitions. In addition, management excludes these charges in measuring the performance of the Company and the business. However, goodwill impairment charges do reflect deterioration in the value of business units.

•	Asset Impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangibles, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•	Restructuring and integration costs: In recent years, the Company completed a number of acquisitions, which resulted in operating expenses which varied significantly from period to period and which would not otherwise have been incurred. The type, nature, size and frequency of the Company’s acquisitions have varied considerably period to period. As a result, the type and amount of the restructuring, integration and deal costs have also varied significantly from acquisition to acquisition. In addition, the costs associated with an acquisition varied significantly from quarter to quarter, with most costs generally decreasing over time. Consequently, given the variability and volatility of these costs from acquisition to acquisition and period to period and because these costs are incremental and directly related to the acquisition, the Company does not view these costs as normal operating expenses. Furthermore, due to the volatility of these costs and due to the fact that they are directly related to the acquisitions, the Company believes that such costs generally were not relevant to assessing or estimating the long-term performance of the acquired businesses or assets as part of the Company. Also, the size, complexity and/or volume of past acquisitions, which often drove the magnitude of such expenses, were not necessarily indicative of the size, complexity and/or volume of any future acquisitions. By excluding these expenses from its non-GAAP measures, management believes it provided supplemental information that assisted investors with their evaluation of the Company’s ability to utilize its existing assets and with its estimation of the long-term value that acquired assets would generate for the Company. Furthermore, the Company believes that the adjustments of these items provided supplemental information with regard to the sustainability of the Company’s operating performance, allowed a more informative comparison of the financial results to historical operations and forward-looking guidance and, as a result, provided useful supplemental information to investors.

•	In-Process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions.

•

Other Non-GAAP Charges: The Company has excluded certain other amounts including integration related inventory charges and technology transfer costs, acquisition-related transaction costs, CEO termination costs, legal and professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our

12 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

distribution, marketing, pricing, disclosure and accounting practices, certain accelerated depreciation expenses due to fixed assets write-offs acquired from Salix, certain costs associated with the wind-down of the arrangements with Philidor Rx Services, LLC (“Philidor”), and a charge in connection with a settlement of certain disputed invoices related to transition services. In addition, the Company has excluded certain other expenses that are the result of other, non-comparable events to measure operating performance, primarily including costs associated with legal settlements and related fees, post-combination expenses associated with business combinations for the acceleration of employee stock awards and/or cash bonuses, loss upon deconsolidation of Philidor and gains/losses from the sale of assets and businesses. In addition, in the first quarter of 2016, the Company also excluded revenue related to Philidor for January 2016. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

•	Amortization of deferred financing costs and debt discounts: The Company has excluded amortization of deferred financing costs and debt discounts and write-down of deferred financing costs as these represent non-cash components of interest expense.

•	Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•	Foreign exchange and other: The Company has excluded the impact of foreign currency fluctuations primarily related to intercompany financing arrangements in evaluating company performance.

•	Tax: The Company has included the tax impact of the non-GAAP adjustments using an annualized effective tax rate.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA (non-GAAP) is GAAP net income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. The Company has historically used Adjusted EBITDA to evaluate current performance. As indicated above, following an evaluation of the Company’s financial performance measures, new management of the Company identified certain new primary financial performance measures that will be used to evaluate the Company’s financial

13 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

performance. One of those measures is Adjusted EBITDA (non-GAAP), which will be used for both actual results and guidance purposes. As described above, management of the Company believes that adjusted EBITDA (non-GAAP), along with the other new measures, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives, especially in light of the Company’s new strategies. In particular, the Company believes that adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and true business performance. As a result, going forward (commencing with 2017 guidance and first quarter 2017 actual results), the Company will use Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance.

Management believes adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding anticipated non-cash losses or gains and before interest (to show unlevered cash flow) and taxes (which depend in part on interest expense). In addition, commencing in 2017, cash bonuses for the Company’s executive officers and other key employees will be based, in part, on the achievement of certain adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) – 2016 Actual Results

As indicated above, the Company’s new management team undertook an evaluation of how it measured the financial performance of the Company going forward. In addition to identifying new primary financial performance measures, new management also assessed the manner in which it was calculating its financial performance measures and made updates where it deemed appropriate to better reflect the underlying business. As a result, there are certain differences in the calculation of Adjusted EBITDA (non-GAAP) between the current presentation and the revised presentation. These differences are noted below.

For the purposes of 2016 actual results (for which we are using the current presentation) Adjusted EBITDA (non-GAAP) reflects the adjustments reflected in adjusted net income (non-GAAP) (see disclosure above). In addition, the Company excludes the impact of costs relating to share-based compensation. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted. Finally, to the extent not already adjusted for, adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Adjusted EBITDA (non-GAAP) – 2017 Guidance

As describe above, going forward, commencing with 2017 guidance, the Company will be using a revised presentation for adjusted EBITDA (non-GAAP) as compared to the presentation it has historically used (and that has been used for its 2016 actual results). As part of the evaluation of its financial performance measures, new management of the Company considered the adjustments being used in the calculation of adjusted EBITDA (non-GAAP) and identified certain adjustments that new management no longer believed reflected the Company’s current business operations and strategy or how the Company measures the business internally. As a result, on a going forward basis, the Company will no longer be making these adjustments. In particular, the following items will no longer be added back in the calculation of

14 | Page

International Headquarters 2150 St. Elzéar Blvd. West Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

Adjusted EBITDA (non-GAAP): inventory step-up, acquisition-related costs, foreign exchange and other, integration related inventory and technology transfer costs and certain other smaller items. This new presentation is used for the purposes of 2017 guidance.

Adjusted Cost of Goods (COGS) (non-GAAP)

Management uses this non-GAAP measure (the most directly comparable GAAP financial measure for which is Cost of Goods Sold) as a supplemental measure for period-to-period comparison. Non-GAAP Cost of Goods Sold excludes certain costs primarily relating to fair value step-up adjustments to inventory and property, plant and equipment and integration-related inventory charges and technology transfers, which relate to acquisitions and can cause variability from period to period. The Company believes that the exclusion of such amounts provides supplemental information to assist in the comparison of the financial results of the Company (and its reporting segments) from period to period and, therefore, provides useful supplemental information to investors. Please also see the reconciliation tables below for further information as to how this non-GAAP measure is calculated for the periods presented.

Adjusted Selling, General and Administrative (SG&A) (non-GAAP)

Management uses this non-GAAP measure (the most directly comparable GAAP financial measure for which is selling, general and administrative) as a supplemental measure for period-to-period comparison. Non-GAAP Selling, General and Administrative excludes, as applicable, CEO termination benefits, accelerated depreciation expense related to fixed assets acquired in the acquisition of Salix, certain costs associated with the wind-down of the arrangements with Philidor, and certain costs primarily related to legal and other professional fees relating to legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices. See the discussion under “Other Non-GAAP charges” above. Please also see the reconciliation tables below for further information as to how this non-GAAP measure is calculated for the periods presented.

Adjusted R&D Investment (non-GAAP)

Management uses this non-GAAP measure (the most directly comparable GAAP financial measure for which is research and development expenses) as a supplemental measure for period-to-period comparison. Non-GAAP R&D Investment reflects adjustments for a charge in connection with a settlement of certain disputed invoices related to transition services. Please also see the reconciliation tables below for further information as to how this non-GAAP measure is calculated for the periods presented.

FINANCIAL TABLES FOLLOW

15 | Page

Valeant Pharmaceuticals International, Inc.	Table 1
Condensed Consolidated Statements of (Loss) Income
For the Three and Twelve Months Ended December 31, 2016 and 2015
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2016	2015	2016	2015
Product sales	$2,368	$2,723	$9,536	$10,292
Other revenues	35	35	138	155

Total revenues	2,403	2,758	9,674	10,447

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	655	720	2,572	2,532
Cost of other revenues	10	10	39	53
Selling, general and administrative (“SG&A”)	665	743	2,810	2,700
Research and development	93	95	421	334
Goodwill impairment	28	—	1,077	—
Amortization of finite-lived intangible assets	657	670	2,673	2,257
Restructuring and integration costs	54	88	132	362
In-process research and development costs	—	106	34	106
Asset Impairments	28	153	422	304
Acquisition-related contingent consideration	(31)	(46)	(13)	(23)
Other expense	93	51	73	295

	2,252	2,590	10,240	8,920

Operating income (loss)	151	168	(566)	1,527
Interest expense, net	(465)	(431)	(1,828)	(1,559)
Loss on extinguishment of debt	—	—	—	(20)
Foreign exchange and other	(46)	(3)	(41)	(103)

(Loss) income before provision for (recovery of) income taxes	(360)	(266)	(2,435)	(155)
Provision for (recovery of) income taxes	152	119	(27)	133

Net loss	(512)	(385)	(2,408)	(288)
Less: Net (loss) income attributable to noncontrolling interest	3	—	1	4

Net loss attributable to Valeant Pharmaceuticals International, Inc.	$(515)	$(385)	$(2,409)	$(292)

(Loss) Earnings per share:
Basic:
(Loss)	$(1.47)	$(1.12)	$(6.94)	$(0.85)

Shares used in per share computation	349.6	344.9	347.3	342.7

Diluted:
(Loss)	$(1.47)	$(1.12)	$(6.94)	$(0.85)

Shares used in per share computation	349.6	344.9	347.3	342.7

Valeant Pharmaceuticals International, Inc.	Table 2
Reconciliation of GAAP EPS to Adjusted EPS Non-GAAP
For the Three and Twelve Months Ended December 31, 2016 and 2015
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2016	2015	2016	2015
Net loss attributable to Valeant Pharmaceuticals International, Inc.	$(515)	$(385)	$(2,409)	$(292)
Non-GAAP adjustments: (a)
Acquisition-related adjustments excluding amortization of finite-lived intangible assets (b) (d)	(31)	(2)	33	140
Amortization of finite-lived intangible assets	657	670	2,673	2,257
Goodwill impairment	28	—	1,077	—
Restructuring and integration costs	54	88	132	362
In-process research and development costs	—	106	34	106
Asset Impairments	28	153	422	304
Other non-GAAP charges (c) (d)	99	122	208	400

	835	1,137	4,579	3,569
Amortization of deferred financing costs and debt discounts	29	27	118	159
Loss on extinguishment of debt	—	—	—	20
Foreign exchange and other	28	(2)	14	95
Tax effect of non-GAAP adjustments	64	(235)	(386)	(710)

Total non-GAAP adjustments	956	927	4,325	3,133
Adjusted net income non-GAAP attributable to Valeant Pharmaceuticals International, Inc. (d)	$441	$542	$1,916	$2,841

GAAP (loss) earnings per share - diluted	$(1.47)	$(1.12)	$(6.94)	$(0.85)

Adjusted earnings per share non-GAAP - diluted (d)	$1.26	$1.55	$5.47	$8.14

Shares used in diluted per share calculation - GAAP earnings per share	349.6	344.9	347.3	342.7

Shares used in diluted per share calculation - Adjusted earnings per share non-GAAP	350.4	349.9	350.1	348.8

(a)	The components of (and further details respecting) each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.
(b)	Due to the nature of Acquisition-related adjustments excluding amortization of finite-lived intangible assets, the components of this non-GAAP adjustment are reflected in various financial statement line items, as follows: Cost of goods sold, Selling, general and administrative, Research and development, and Acquisition-related contingent consideration.
(c)	Due to the nature of Other non-GAAP charges, the components of this non-GAAP adjustment are reflected in various financial statement line items, as follows: Product Sales, Cost of goods sold, Selling, general and administrative, Research and development, and Other expense.
(d)	As of the third quarter of 2016, Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) no longer include adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions; and Previously accelerated vesting of certain share-based equity adjustments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of finite-lived intangible assets. Previously accelerated vesting of certain share-based equity adjustments was a component of Other non-GAAP charges. For the purpose of allowing investors to evaluate Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) on a consistent basis for the periods presented, the aggregate amounts of each of Depreciation resulting from a PP&E step-up resulting from acquisitions, and Previously accelerated vesting of certain share-based equity adjustments in the fourth quarter of 2016 were $3 million and ($2) million, respectively and for the twelve months ended December 31, 2016 were $13 million and ($6) million, respectively.

Valeant Pharmaceuticals International, Inc.	Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2016 and 2015
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2016	2015	2016	2015
Total Revenues reconciliation:
GAAP Revenues	$2,403	$2,758	$9,674	$10,447
Philidor Rx Services, LLC sales through deconsolidation as of January 31, 2016 (a)	—	(5)	(2)	(5)

Adjusted revenues (non-GAAP)	$2,403	$2,753	$9,672	$10,442

Cost of goods sold and other revenues reconciliation:
GAAP cost of goods sold and Cost of Other revenues	$665	$730	$2,611	$2,585
% of GAAP total revenues	28%	26%	27%	25%
Fair value inventory amortization step-up resulting from acquisitions (b)	—	(36)	(38)	(134)
Depreciation resulting from a PP&E step-up resulting from acquisitions (b) (m)	—	(7)	(6)	(24)
Integration related inventory and technology transfer costs (a)	1	(13)	(9)	(23)
Philidor Rx Services, LLC Cost of goods sold through deconsolidation as of January 31, 2016 (a)		(2)		(2)
Other cost of goods sold (a)	—	—	(1)	—

Adjusted cost of goods and Cost of Other revenues (non-GAAP) (m)	$666	$672	$2,557	$2,402

% of Non-GAAP total revenues	28%	24%	26%	23%
Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$665	$743	$2,810	$2,700
% of GAAP total revenues	28%	27%	29%	26%
Depreciation resulting from a PP&E step-up resulting from acquisitions (b) (m)	—	(1)	(1)	(4)
Gain/(loss) on disposal of fixed assets (a)	—	—	—	(8)
CEO termination costs (a)	—	—	(35)	—
Legal and other professional fees (a) (k)	(7)	(1)	(65)	(1)
Accelerated depreciation due to fixed assets write-offs acquired from Salix Pharmaceuticals, Ltd. (a)	—	—	(7)	—
Philidor Rx Services, LLC expenses through deconsolidation as of January 31, 2016 (a)	—	(65)	(5)	(65)
Previously accelerated vesting of certain share-based equity instruments (a) (m)	—	6	2	(11)
Other SG&A (a)	—	—	(1)	—

Adjusted selling, general and administrative (non-GAAP) (m)	$658	$682	$2,698	$2,611

% of Non-GAAP total revenues	27%	25%	28%	25%
Research and development reconciliation:
GAAP research and development	$93	$95	$421	$334
% of GAAP total revenues	4%	3%	4%	3%
Depreciation resulting from a PP&E step-up resulting from acquisitions (b) (m)	—	—	(1)	(1)
Settlement of certain disputed invoices related to transition services (a)	—	—	(16)	—

Adjusted research and development (non-GAAP) (m)	$93	$95	$404	$333

% of Non-GAAP total revenues	4%	3%	4%	3%
Amortization of finite-lived intangible assets reconciliation:
GAAP Amortization of finite-lived intangible assets	$657	$670	$2,673	$2,257
Amortization of finite-lived intangible assets (c)	(657)	(670)	(2,673)	(2,257)

Adjusted Amortization of finite-lived intangible assets (non-GAAP)	$—	$—	$—	$—

Goodwill impairment reconciliation:
GAAP Goodwill impairment	$28	$—	$1,077	$—
Goodwill impairment (d)	(28)	—	(1,077)	—

Adjusted Goodwill impairment (non-GAAP)	$—	$—	$—	$—

Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs (See Table 4.2)	$54	$88	$132	$362
Restructuring and integration costs (e)	(54)	(88)	(132)	(362)

Adjusted Restructuring and integration costs (non-GAAP)	$—	$—	$—	$—

In-process research and development costs reconciliation:
GAAP in-process research and development costs	$—	$106	$34	$106
In-process research and development costs (f)	—	(106)	(34)	(106)

Adjusted in-process research and development costs (non-GAAP)	$—	$—	$—	$—

Asset Impairments reconciliation:
GAAP Asset Impairments	$28	$153	$422	$304
Asset Impairments (n)	(28)	(153)	(422)	(304)

Adjusted Asset Impairments (non-GAAP)	$—	$—	$—	$—

Valeant Pharmaceuticals International, Inc.	Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2016 and 2015
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2016	2015	2016	2015
Acquisition-related contingent consideration reconciliation:
GAAP acquisition-related contingent consideration	$(31)	$(46)	$(13)	$(23)
Acquisition-related contingent consideration (b)	31	46	13	23

Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—

Other expense reconciliation:
GAAP other expense	$93	$51	$73	$295
Legal settlements and related fees (a) (l)	(91)	(5)	(59)	(37)
Net gain/(loss) on sale of assets (a)	(2)	5	7	(8)
Acquisition related transaction costs (a)	—	(9)	(2)	(39)
Post-combination expense related to acceleration of unvested stock for Salix employees (a)	—	(15)	—	(183)
Other (primarily loss recognized upon deconsolidation of Philidor Rx Services, LLC as of January 31, 2016) (a)	—	(28)	(19)	(28)

Adjusted other (income) expense (non-GAAP)	$—	$—	$—	$—

Interest expense, net reconciliation:
GAAP interest expense, net	$(465)	$(431)	$(1,828)	$(1,559)
Amortization of debt discounts (g)	24	17	99	61
Amortization of deferred financing costs (g)	5	3	15	11
Interest expense resulting from acquisition of Salix Pharmaceuticals, Ltd. (g)	—	6	—	14
Write-down of deferred financing costs (g)	—	1	4	73

Adjusted interest expense, net (non-GAAP)	$(436)	$(404)	$(1,710)	$(1,400)

Loss on extinguishment of debt reconciliation:
GAAP loss on extinguishment of debt	$—	$—	$—	$(20)
Loss on extinguishment of debt (h)	—	—	—	20

Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—

Foreign exchange and other reconciliation:
GAAP foreign exchange and other	$(46)	$(3)	$(41)	$(103)
Foreign exchange loss/gain on intercompany financing arrangements (i)	28	(2)	14	68
Unrealized foreign exchange loss relating to foreign currency forward-exchange contracts (i)	—	—	—	27

Adjusted foreign exchange and other (non-GAAP)	$(18)	$(5)	$(27)	$(8)

Provision for (recovery of) income taxes reconciliation:
GAAP Provision for (recovery of) income taxes	$152	$119	$(27)	$133
Effective GAAP tax rate	42%	45%	1%	86%
Tax effect of non-GAAP adjustments (j)	(64)	235	386	710

Adjusted Provision for income taxes (non-GAAP)	$88	$354	$359	$843

Effective Non-GAAP tax rate	17%	40%	16%	23%

(a)	Represents a component of the non-GAAP adjustment of “Other non-GAAP charges” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(b)	Represents a component of the non-GAAP adjustment of “Acquisition-related adjustments excluding amortization of finite-lived intangible assets” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(c)	Represents the sole component of the non-GAAP adjustment of “Amortization of finite-lived intangible assets” (see Table 2).
(d)	Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(e)	Represents the sole component of the non-GAAP adjustment of “Restructuring and Integration costs” (see Table 2).
(f)	Represents the sole component of the non-GAAP adjustment of “In-process research and development costs” (see Table 2). For the twelve months ended December 31, 2016, in-process research and development expense of $34 million, was primarily related to a payment of $25 million in the third quarter of 2016 in connection with the license of NER1006. For the twelve months ended December 31, 2015, in-process research and development expense of $106 million was primarily related to the $100 million upfront payment in connection with the license of brodalumab.
(g)	Represents a component of the non-GAAP adjustment of “Amortization of deferred financing costs and debt discounts” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(h)	Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(i)	Represents a component of the non-GAAP adjustment of “foreign exchange and other” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(j)	Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(k)	Legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices for the three and twelve months ended December 31, 2016.
(l)	For the twelve months ended December 31, 2016, legal settlements and related fees includes an unfavorable adjustment of $90 million from the proposed settlement from Salix securities litigation, partially offset by a favorable adjustment of $39 million from settlement of the investigation into Salix’s pre-acquisition sales and promotional practices for the Xifaxan®, Relistor® and Apriso® products. For the twelve months ended December 31, 2015, legal settlement and related fees includes a charge of $25 million recognized in the third quarter of 2015 related to the AntiGrippin® litigation.
(m)	As of the third quarter of 2016, Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) no longer include adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions; and Previously accelerated vesting of certain share-based equity adjustments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of finite-lived intangible assets. Previously accelerated vesting of certain share-based equity adjustments was a component of Other non-GAAP charges. For the purpose of allowing investors to evaluate Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) on a consistent basis for the periods presented, the aggregate amounts of each of Depreciation resulting from a PP&E step-up resulting from acquisitions, and Previously accelerated vesting of certain share-based equity adjustments in the fourth quarter of 2016 were $3 million and ($2) million, respectively and for the twelve months ended December 31, 2016 were $13 million and ($6) million, respectively.
(n)	Represents the sole component of the non-GAAP adjustment of “Asset Impairments” (see Table 2). Asset impairments were $422 million for 2016 and included (i) $199 million related to Ruconest®, (ii) $25 million related to IBSChek™, (iii) $14 million related to the termination of the development program for Cirle 3-dimensional surgical navigation technology, and (iv) impairment to other assets that individually were not material. Asset impairments were $304 million for 2015 and included (i) $90 million in the third quarter related to the Rifaximin SSD development program based on analysis of Phase 2 study data, (ii) $79 million in connection with the termination of the arrangements with and relating to Philidor, (iii) $28 million in the fourth quarter related to the Emerade® program in the U.S. based on analysis of feedback received from the FDA, (iv) $27 million related to the remaining intangible asset for ezogabine/retigabine (immediate-release formulation) resulting from declining sales trends, (v) $26 million related to Zelapar® resulting from declining sales trends, and (vi) $12 million in the second quarter related to the Arestin® Peri-Implantitis development program based on analysis of Phase 3 study data.

Valeant Pharmaceuticals International, Inc. Reconciliation of GAAP Net Income to Adjusted EBITDA (non-GAAP) For the Three and Twelve Months Ended December 31, 2016 and 2015 (unaudited)	Table 2b

	Adjusted EBITDA (non-GAAP)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss attributable to Valeant Pharmaceuticals International, Inc.	$(515)	$(385)	$(2,409)	$(292)
Interest expense, net	465	431	1,828	1,559
(Recovery of) provision for income taxes	152	119	(27)	133
Depreciation and amortization	707	741	2,866	2,467
EBITDA	$809	$906	$2,258	$3,867
Adjustments:
Goodwill impairment	28	—	1,077	—
Restructuring and integration costs	54	86	132	360
In-process research and development costs	—	106	34	106
Asset Impairments	28	153	422	304
Share-based compensation	30	29	165	140
Acquisition-related adjustments excluding amortization of finite-lived intangible assets, net of depreciation expense	(31)	(8)	25	112
Loss on extinguishment of debt	—	—	—	20
Foreign exchange and other	28	(2)	14	95
Other non-GAAP charges (a)	99	104	178	365

Adjusted EBITDA (non-GAAP)	$1,045	$1,374	$4,305	$5,369

(a) Other non-GAAP charges for the three and twelve months ending December 31, 2016 and 2015 include:	$99	$104	$178	$365
Integration related inventory and technology transfer costs	(1)	13	9	23
CEO termination costs (cash severance payment)	—	—	10	—
Legal and other professional fees	7	7	65	7
Settlement of certain disputed invoices related to transition services	—	—	16	—
Legal settlements and related fees	91	5	59	37
Net (gain)/loss on sale of assets	2	(5)	(7)	8
Gain/loss on disposal of fixed assets	—	—	—	8
Acquisition related transaction costs	—	9	2	39
Post-combination expense related to acceleration of unvested stock for Salix employees	—	15	—	183
Philidor Rx Services, LLC net loss through deconsolidation as of January 31, 2016	—	39	3	39
Other	—	21	21	21

Valeant Pharmaceuticals International, Inc.	Table 3
Statement of Revenues - by Segment
For the Three and Twelve Months Ended December 31, 2016 and 2015
(unaudited)
(In millions)

	Three Months Ended December 31,
Revenues	2016 GAAP	2015 GAAP	% Change	2016 currency impact and other (a)	2016 excluding currency impact and other non-GAAP (b)	% Change
Bausch & Lomb / International	$1,176	$1,187	-1%	$44	$1,220	3%
Branded Rx	829	1,002	-17%	—	829	-17%
U.S. Diversified Products	398	568	-30%	—	398	-30%

Total revenues	$2,403	$2,758	-13%	$44	$2,447	-11%

	Twelve Months Ended December 31,
Revenues	2016 GAAP	2015 GAAP	% Change	2016 currency impact and other (a)	2016 excluding currency impact and other non-GAAP (b)	% Change
Bausch & Lomb / International	$4,607	$4,603	0%	$150	$4,757	3%
Branded Rx	3,148	3,582	-12%	9	3,157	-12%
U.S. Diversified Products	1,919	2,262	-15%	—	1,919	-15%

Total revenues	$9,674	$10,447	-7%	$159	$9,833	-6%

(a)	Currency effect for constant currency sales is determined by comparing 2016 reported amounts adjusted to exclude currency impact, calculated using 2015 monthly average exchange rates, to the actual 2015 (restated) reported amounts. Product sales of $2 million represent Philidor Rx Services, LLC sales through the deconsolidation as of January 31, 2016.
(b)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.

Valeant Pharmaceuticals International, Inc.	Table 4
Consolidated Balance Sheet and Other Data (unaudited)
(In millions)

		As of	As of
		December 31,	December 31,
4.1		2016	2015
	Cash
	Cash and cash equivalents	$542	$597
	Debt
	Revolving Credit Facility	$875	$250
	Series A-1 Tranche A Term Loan Facility	—	140
	Series A-2 Tranche A Term Loan Facility	—	137
	Series A-3 Tranche A Term Loan Facility	1,016	1,882
	Series A-4 Tranche A Term Loan Facility	658	951
	Series D-2 Tranche B Term Loan Facility	1,048	1,088
	Series C-2 Tranche B Term Loan Facility	805	835
	Series E-1 Tranche B Term Loan Facility	2,429	2,531
	Series F Tranche B Term Loan Facility	3,815	4,056
	Senior Notes	19,188	19,206
	Other	12	12

		29,846	31,088
	Less: current portion	(1)	(823)

	Total long-term debt	$29,845	$30,265

		Three Months Ended December 31,
	GAAP Cash Flow	2016	2015
	GAAP Cash Flow from Operations	$513	$598

4.2	Restructuring and integration costs
		Three Months Ended
		December 31, 2016
	by project type	Cash Paid	Expensed
	Restructuring Initiatives	$—	$24
	Salix Pharmaceuticals, Ltd.	9	23
	Other (various deals)	10	7

	Total	$19	$54

	by expense type	Cash Paid	Expensed
	Consulting, duplicative labor, transition services, and other	$9	$35
	Severance payments	6	17
	Facility closure costs and non-personnel manufacturing integration	4	2

	Total	$19	$54

Valeant Pharmaceuticals International, Inc.	Table 5
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2016
(In Millions)

	As reported For the Three Months Ended December 31,
										Organic growth
	(1) Q4 2016	(2) Acq impact	(3) Q4 2016 Same store	(4) Q4 2015	(5) Pro Forma Adj	(6) Q4 2015	(7) Currency impact Same store (a)	(8) Currency impact Acq (a)	(9) Divestitures / Discontinuations	Pro Forma (1)+(7)+(8) / (6)-(9) (b) (c)	Same store (3)+(7) / (4)-(9) (b) (c)
Bausch & Lomb / International	1,164	13	1,151	1,175	16	1,191	42	2	8	2%	2%
Branded Rx	810	—	810	988	—	988	—	—	5	-18%	-18%
U.S. Diversified Products	393	—	393	560	—	560	—	—	3	-29%	-29%

Total product sales (d)	$2,368	$13	$2,355	$2,723	$16	$2,739	$42	$2	$16	-11%	-11%

(a)	Currency effect for constant currency sales is determined by comparing 2016 reported amounts adjusted to exclude currency impact, calculated using 2015 monthly average exchange rates, to the actual 2015 reported amounts.
(b)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.
(c)	Organic Growth Definitions:

Pro Forma (PF): This measure provides year over year growth rates for the entire business, including those that have been acquired within the last year.

((Current Year Total product sales + YoY FX impact) – (Prior Year Total product sales + Pro Forma impact of acquisitions within the last year— divestitures or discontinuations))/(Prior Year Total product sales + Pro Forma impact of acquisitions within the last year— divestitures or discontinuations).

Same Store (SS): This measure provides growth rates for businesses that have been owned for one year or more.

((Current Year Total product sales – acquisitions within the last year + YoY FX impact)- (Prior Year Total product sales – divestitures & discontinuations))/( Prior Year Total product sales – divestitures & discontinuations)

(d)	Numbers may not foot due to rounding.